Exhibit 99.1
NEWS RELEASE
CENTRACORE PROPERTIES TRUST
RESPONDS TO INFORMATION PROVIDED ON THE GEO GROUP, INC’S CONFERENCE CALL
Palm Beach Gardens, Fla. — March 14, 2006 — CentraCore Properties Trust (NYSE: CPV), a real estate investment trust focused on essential purpose government real estate (“CPT” or the “Company”), advises that on the fourth quarter 2005 earnings conference call of The GEO Group, Inc., (“GEO”) held on March 13, 2006, GEO, made an announcement regarding its ongoing relationship with the Company and its intentions for the future. GEO, which is the Company’s largest tenant, also provided a letter to the Company’s Board of Trustees which set forth a summary of this announcement. Shareholders may view this letter as an exhibit to the Form 8-K filed today with the Securities and Exchange Commission.
The executive officers of the Company were not aware this announcement was going to be made by GEO and had no prior knowledge of GEO’s intentions in this regard. As such, the Company is unable to speculate on GEO’s announcement and is currently evaluating its response.
About the Company. CentraCore Properties Trust, based in Palm Beach Gardens, Fla., was formed in February 1998 to capitalize on the growing trend toward privatization in the corrections industry. CPT has expanded its scope to include essential purpose government real estate projects outside the corrections sector, including mental health and higher education facilities. CPT is dedicated to ownership of properties under long-term, triple-net leases, which minimizes occupancy risk and development risk. CPT currently owns 13 correctional facilities in nine states, all of which are leased, with an aggregate completed design capacity of 7,556 beds.
Private Securities Litigation Reform Act. This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding future events and future performance of the Company that involve risks and uncertainties that could materially affect actual results. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are qualified in their entirety by cautionary statements and risk factors disclosure contained in certain of the Company’s Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that the Company files from time to time with the Securities and Exchange Commission. These filings include the Company’s Form 10-K for the fiscal year ended December 31, 2005 and subsequent periodic reports. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
Contact: CentraCore Properties Trust Shareholder Services (561) 630-6336, or access Company information at www.CentraCorePropertiesTrust.com